Exhibit 99.2

AEGION CORPORATION
Moderator: Charles Gordon
February 26, 2015
9:30 a.m. ET

Operator:
Good morning, and welcome to Aegion Corporation's Fourth Quarter and Full Year 2014 Earnings Call. At this time, all participants are in a listen-only mode. Later there will be a question-and-answer session and instructions will follow at that time. If anyone requires assistance during this call, please press star then zero on your touch-tone telephone. As a reminder, this event is being recorded.

It is now my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:
Good morning, and thank you for joining us to review Aegion's fourth quarter and full year results and to discuss the outlook for 2015. On the line with me today are Chuck Gordon, President and Chief Executive Officer; and David Martin, Executive Vice President and Chief Financial Officer.

We have posted a presentation that will be used as a reference during the prepared remarks on our website at www.aegion.com/investors. You'll find our Safe Harbor statement in the presentation and earnings press release, including any non-GAAP, the most directly comparable GAAP measures and reconciliation to GAAP results.

During this conference call, and in the presentation materials, the company will make forward-looking statements, which are inherently subject to risk and uncertainties. The company does not assume the duty to update forward-looking statements.

Aegion ended 2014 on a very strong note as shown on Slide 3. We met the high-end of our revised year - full year - guidance of non-GAAP earnings per diluted share of $1.37. Fourth quarter non-GAAP EPS increased 20 percent to $0.48. We also achieved the largest cash balance in our history. We announced several one time actions during the quarter, which further improves the financial health of the business. Most of our businesses began 2015 with bright prospects, despite the uncertainties created by the macro oil environment that will impact the portion of our business.

With that brief overview, I will turn the call over to Chuck Gordon. Chuck?

Charles Gordon:
Thank you, Ruben. And good morning, everyone. Thanks for joining us. Let's start with a brief safety moment. We had about a 100 employees at a refinery in Southern California where a significant explosion occurred last week. Fortunately, none of our employees were hurt, but the incident reinforces to our entire management team that we work in environments across the business that require continued focus on safety, everyday. Every employee at Aegion starts everyday with safety as their top priority.

Today, I want to update you on our operational performance for 2014, our progress on the restructuring, impairment and realignment effort that we announced on October 6th, and our outlook for 2015.

First, we concluded 2014 with a marked improvement and execution across all 3 of our realigned platforms, Infrastructure Solutions, Corrosion Protection and Energy Services. The results of which was record quarterly earnings and cash generation. Second, the restructuring positions Aegion to strategically focus on the key markets, which drive our company's future. We have reorganized our business to leverage our sales efforts and to provide customers with a more complete portfolio of technologies and services to meet their needs, while leveraging our operating costs. Finally, while we face uncertainty with respect to depressed oil prices, I am excited about the prospects for Aegion in 2015, based on the solid backlog position and the market conditions across the majority of the business.

Let me start with my observations on our 2014 financial results. Insituform North America delivered a third year of outstanding results. As you can see on Slide 4, the gross profit generated in 2014 is approaching the levels last seen in 2010 at the height of the U.S. federal stimulus, with 12 percent fewer crews. In 2014, we improved our contract win rate and increased bid margins. Since 2011, we have invested in project management and systems to reduce costs and improve execution. These investments are paying dividends, and there is more we can do and will do to grow our leadership position.

One of our top priorities in 2014 was to reposition the Fyfe/Fibrwrap North America business for a return to profitability. We accomplished that objective in 2014. The rehabilitation of urban infrastructure continues to be a stable long-term growth market for Aegion, and we are now positioned globally to profitably leverage both of our market-leading brands, Fyfe and Insituform into that opportunity.

Corrpro, United Pipe Systems, and Bayou, all delivered terrific results in the Canadian market, which drove revenue and profit for the Corrosion Protection platform, both in the quarter and for the full year.

CRTS effectively completed the Saudi Aramco Wasit project in December, ahead of schedule. It's been a long and winding 2 years for this signature project. I commend the offshore and onshore teams for their high level of execution throughout the project.

On the primary offshore portion of the project, we had only 4 rejected pipe weld coatings out of approximately 10,000 interior coated welds. This allowed CRTS to achieve gross margins and profitability close to what was planned back in 2012.

United Pipeline Systems did not receive a single large project order in 2014, which impacted both the 2014 results and the year-end backlog position of the business. The Corrosion Protection segment has invested in sales resource to enhance sales coverage and the ability to provide integrated solutions to our customers. We believe that the strategy to provide pipe protection products and services remains a compelling opportunity, as North America infrastructure continues to be built to transport oil and gas from newer nonconventional oil and gas fields to market in an efficient and environmentally safe manner.

Energy Services grew revenues on a pro forma basis by 40 percent and operating income by 15 percent, while on-boarding over 600 people to support the new contracts awards worth $70 million incremental revenues in 2014, primarily from the downstream segment.

And while investing to grow Brinderson's presence in the Permian Basin, Energy Services has a solid foundation for the downstream segment in 2015 and an opportunity for further growth upstream in the Permian Basin to help offset a portion of the headwinds in the San Joaquin Valley.

Turning now to the realignment restructuring effort. We began to see to benefits of the realignment and restructuring during the fourth quarter shown on Slide 5. The Bayou Louisiana coating facility significantly reduced its operating loss in 2014, because of an increase in pipe coating activity, the fourth quarter shutdown of unutilized assets, the reduction in the land footprint and the reduction of labor to accommodate the overall rightsizing of the facility.

The closing of contracting activities in several international cured-in-place pipe markets reduced operating losses and allows us to shift the focus to establishing and growing, product and technical support sales. We've already had some successes - sale of the contracting operations in France and Switzerland, which includes securing multi-year supply agreements with the new owners. We are in negotiations in several other affected markets to secure supply agreements with the possibility of selling the contracting operations.

Ten office locations have already been closed or consolidated, as a result of the combination of Fyfe and Insituform and of exiting the contracting operations in the international markets. Because of this development, we expect total restructuring cash cost to come down from the previously announced $15 million to $18 million to $11 million to $14 million.

The benefit we expected - the benefits we expect from the restructuring, shown on Slide 6, are highlighted by our plan to achieve annual savings in 2015 of $8 million to $11 million with $6 million to $9 million coming from Infrastructure Solutions and the remaining $2 million from reduction and depreciation at the New Iberia plant within Corrosion Protection.

On a per diluted share basis, we delivered savings of $0.07 in the fourth quarter, and we fully expect to realize the total of $0.15 to $0.20 in 2015 as we stated in October.

The fourth quarter marks a substantial end of the economy related write-downs and impairments associated with the restructuring and the reevaluation of goodwill. The annual test of the amortization of intangibles resulted in a goodwill and long-term asset impairment charge of $52.7 million, which you can see on Slide 7.

Approximately 2/3 of the impairment reflects the current uncertainty in the upstream oil markets, which increased the timing and risk of project activity in North America for Bayou, and for CRTS in the more profitable international offshore pipeline market.

The remainder of the goodwill write-down affected Fyfe/Fibrwrap businesses solely on the basis of a high multiple pay for the business and the fact that we've lost 2 years of growth, since acquiring North America, Asia and the Latin America businesses.

As I just described, we took the right steps to position Fyfe/Fibrwrap North America to build on the momentum gained in 2014. We began to see early success in leveraging Insituform sales force to sell Fyfe's pressure pipe solutions in the municipal market, and we continued to develop our sales resources and sales channels into the other Fyfe markets.

I remain very optimistic about the potential for Fibrwrap technology in the growing market for fiber reinforced polymer solutions as a replacement for conventional rehabilitation and strengthening methods. Overall, the goodwill and long-term asset impairments recognize the current realities of the oil market and probably - and properly structures our balance sheet.

Let me turn to the outlook for 2015. About 80 percent of our revenue mix is well-positioned in 2015. Consolidated backlog was $758 million as of December 31, which is very similar to last year.

On Slide 8, backlog for Infrastructure Solutions increased 2.3 percent to $337 million, despite the expected reduction of $12 million in the international market as a result of exiting contracting activities in 6 markets. Insituform North America ended 2014 with a 5 percent increase in backlog as compared to year-end 2013. We expect the North America bid table to grow by mid-single digits to almost $900 million in 2015, indicating favorable market conditions this year.

Global backlog for Fyfe/Fibrwrap was up 16 percent to about $60 million. Our crews are preparing to begin a large North America nuclear pipeline rehabilitation project to be executed this year. We continue to see favorable market conditions in Asia, driven by activity in Hong Kong and Singapore.

The objective for 2015 is straightforward. We need to expand our visibility into the market within the pressure pipe, commercial structure and transportation segments. The combination with Insituform will help this effort to improving Fyfe/Fibrwrap North America project management and allowing the business to focus on growing the sales funnel, while leveraging Insituform's strong presence in the municipal pipe market. The combination in Asia will also help as the Fyfe Asia local management team has the experience to grow both Fibrwrap and Insituform CIPP technologies.

For Infrastructure Solutions, market conditions in North America and Asia are favorable in 2015. While revenues compared to 2014 will be down for the International CIPP segment, we will eliminate the losses associated in those markets affected by the restructuring.

With this backdrop, Infrastructure Solutions is expected to grow revenues and operating income in 2015. We will report on the progress that Fibrwrap makes this year, as we proceed with the integration with Insituform.

Let me update you on what we know today with respect - let me update - let me provide an update on what we know today with respect to the likely impact we expect as a result of the significant decline in oil prices. We've been in constant contact with our oil and gas customers over the last 3 months.

As you can see on Slides 9 and 7 - 9 and 10, 17 percent of our 2014 revenues are dedicated to the upstream energy market. About half of that exposure is expected to be realized through reduction in upstream capital and maintenance expenditures. We're seeing it already in the California San Joaquin basin for Energy Services. Customers are asking for price reductions and postponing both capital projects and maintenance activities.

We're also watching the Canadian market closely, as it made a significant contribution to total operating income for Corrosion Protection in 2014. Bayou, Corrpro and United all delivered strong results there last year. Bayou and Corrpro are mostly midstream focused and are actively pursuing both oil and gas pipeline projects in the region. We're positioned very well, if customers continue to invest in pipeline infrastructure.

However, we've already been given delaying notices for several projects affecting United and Bayou and the upstream market in Canada and in the United States. United and Coating Services have also experienced project delays in the Middle East. We have visibility and confidence in the first half of 2015 based on the backlog we have in hand and our ability to execute that backlog. However, we currently lack visibility in the second half of the year.

Backlog for Corrosion Protection increased 10 percent as of December 31, 2014 to $176 million. Corrpro, CRTS and Bayou are the primary contributors to the backlog growth offset by a reduction of backlog for United Pipeline. Corrpro enters the year with a sizable backlog across the diverse end market for pipelines needing cathodic protection, design, installation and inspection services for the oil and gas market, as well as alternating current corrosion mitigation in the shared right-of-ways for pipelines and high-voltage power lines.

Sales orders were strong in January, which is a positive early indicator. CRTS is currently executing a $26 million onshore mining pipeline project in Chile that will be their primary source for profit contribution in 2015, but at lower margins than typical onshore project - offshore projects. Bayou Louisiana has adequate pipe coating backlog in the near-term sales funnel to support our goal of breakeven in 2015.

Backlog for Energy Service declined 8.9 percent to $245 million as a result of the pullback we've already seen in the California upstream market. Contrasting this market dynamic is our expectation for growth in the Permian Basin, as we increase our presence this year, from the initial contract award in 2014. The downstream segment is expected to have a good year because of the long-term agreements we have in place and the expectation of significantly more turnarounds in 2015.

As some of you may be aware, United Steel Workers are striking at a number of refineries across United States. To date, the USW has stopped working at two of the West Coast refineries where we have maintenance contracts, which is expected to have a moderate impact on our maintenance operations of those facilities.

We hope to gain more clarity this summer, especially in Canada, as this is the time we see orders for the winter pipeline construction season. We will consult with our customers to gauge the healthy upstream market and pace for midstream investment.

We're also dealing with the consequences of the strong dollar. Thirty percent of our business is outside of the U.S. with about half of that in Canada and a significant amount in Australia. The Canadian dollar and the Australian dollar have both declined significantly over the past couple of months. These macroeconomic factors have dampened our outlook in the way we did not envision 6 months ago.

Overall, I believe, we're well-positioned for growth across the vast majority of the business. However, the anticipated growth in 2015 Infrastructure Solutions earnings will be offset to a larger degree by the headwinds in the Corrosion Protection and Energy Services businesses. Because of the uncertainty in the oil markets, we will not provide financial guidance for 2015.

I've shared with you my assessment of Aegion, since assuming the role of CEO in October. I believe Aegion's inherent strength comes from the unique diverse portfolio of market-leading technologies and services matched with an efficient crew-based operation, where we can successfully pursue pipeline and structure rehabilitation and strengthening opportunities in strong end markets. That remains our core strength today and into the future.

Our platforms are not independent entities. There are linkages within and between the platforms that support a more integrated sales strategy designed to expand customer relationships by offering the portfolio - the full portfolio we offer to meet their needs. We've had some isolated examples of how we can cross on the last couple of years.

Our sales and senior management leaders recently met to accelerate this effort over the next few years. Fully transitioning from a product-focused strategy to the customer solution, won't happen overnight, but I do expect to make progress this year.

Aegion is focused on sustainable growth and improving return on invested capital. We are not satisfied with a 7.4 percent return generated in 2014, as shown on Slide 11. The objective over the next several years is to exceed the current cost of capital, with an ROIC greater than 10 percent. We expect to increase ROIC in 2015 through the benefits of the restructuring, revaluation in goodwill and improvements in working capital. David will discuss in a moment the great progress made to reduce working capital in the fourth quarter.

Our ability to grow earnings in 2015 to further improve ROIC depends on our outlook for the second half of the year.

Central to our plans for success is the need to continually improve execution. I am pleased with what our company was able to accomplish in 2014. We have initiatives underway to further improve bid estimating and project management, through sharing best practices and investing in best-in-class systems across the country. We will also be expanding in existing markets and opening new ones. Our efforts to reestablish growth for Fyfe/Fibrwrap and expand our presence in the Middle East are just two examples of margin-enhancing actions we are taking.

The integrated sales strategy I've just mentioned is another means of accessing markets and expanding margins. Finally, we will expand margins by acquiring businesses and technologies that leverage our existing platforms. That is the focus of our M&A efforts.

We are diversified into the right markets to sustain profitable growth over the long-term. Although, the recent dynamics in the upstream market dampened the 2015 outlook from what we expected last fall, the vast majority of the business is set up for good year. I'm excited about the near term and long-term prospects for Aegion.

Now let me turn the call over to David for his perspective on the fourth quarter results. David?

David Martin:
Thank you, Chuck, and good morning. The fourth quarter non-GAAP results of $0.48 per share was one of the strongest I've ever seen here at Aegion. I want to compliment our organization for their efforts to focus on finishing strong. One of those ways was what we accomplished in terms of operating cash flow.

We reported very strong quarterly cash flow from operating activities as you can see on Slide 12. We generated $73 million in operating cash flow during the fourth quarter, which enabled us to exceed the guidance that we shared in October. This was essentially accomplished by our focus on billings and collections by all of our management team.

We reduced DSOs by nearly 11 percent as of December 31, 2014 on a year-over-year basis to 82 days as shown on Slide 13. A single day reduction in DSOs converts to approximately $4 million in operating cash flow. We have an objective to reduce DSOs on a sustainable basis to 75 days over the next several years, which not only helps us lower invested capital to benefit ROIC, which is a key metric for our management team, but would help us generate approximately $28 million more in operating cash flow on today's revenue.

As a result of the efforts in the fourth quarter, we increased our 2014 year-end cash balance by $59 million from September 2014 and $17 million from a year ago to a record $175 million.

Turning to Slide 14. Our uses of cash in 2014 include a $31 million board authorized share buyback program completed in July, $33 million in capital expenditures and $22 million in term loan pay downs on our credit facility.

Our adjusted debt-to-EBITDA, as defined by our credit agreement, decreased from 2.9 times to 2.8 times at the end of 2014. We also generated free cash flow, meaning, operating cash flow less capital expenditures, of $53 million, or 3.9 percent of revenue. Generating this consistently and even growing free cash flow over time is one of our key objectives. And it will enable us to continue to have the flexibility to allocate capital more efficiently between debt repayments, stock repurchases, acquisitions and other smart investments for growth.

Now looking to 2015, I believe we can grow operating cash flows through our efforts to further reduce DSOs, and we have clear actions to get there.

Our capital spending requirements should be similar to 2014. We are obligated to repay $26 million in debt, and we have the ability to implement up to a $20 million share buyback program, which we will look to implement soon. We also have the capacity to opportunistically fund acquisitions to add to the capabilities of our platforms.

Now let me give you a few highlights from an operating perspective in the fourth quarter. Turning to Slide 15. Starting with the Infrastructure Solutions. Fyfe/Fibrwrap turned a solid profit in the quarter, despite two significant project delays. Gross margins in the business exceeded our normal gross margin targets of 35 percent to 40 percent. The gains achieved in the quarter came from the recovery in North America, as well as strong execution in Asia.

Insituform North America had another strong quarter growing operating income by more than 20 percent over 2013 levels on strong revenue growth and improved gross margins, which was driven by strong execution. A $0.06 per share benefit was realized from the restructuring resulting in operating income growth for the international operations of Insituform and Fyfe/Fibrwrap.

Corrosion Protection grew revenues and profits in the quarter ahead of our expectations due to the strong performance in Canada, as you can see on Slide 16. Gross margins improved to 25.4 percent, similar to our result in the fourth quarter of 2013. Bayou Canada had a record quarter and a record year for revenues and profitability.

Corrpro grew quarterly operating income by more than 35 percent. CRTS mix shifted to the lower margin onshore activities, but we did substantially complete the Wasit project in Saudi Arabia, slightly ahead of schedule. And finally, United experienced lower revenues and much higher gross margins, which resulted in operating income similar to the fourth quarter of 2013.

On Slide 17, Energy Services grew revenues by 32 percent in the quarter compared to the prior year. However, gross margins declined by 380 basis points as a result of greater mix of downstream activity and fewer higher-margin turnaround projects.

Operating expenses were up 38 percent from investments made in the quarter to build our presence in the Permian, and to invest in some critical back-office services to address a larger base of operations primarily in the downstream sector. The increase was offset by a one time item related to escrow settlement related to the Brinderson acquisition, which I'll describe more fully in a minute. Excluding the escrow settlement and the fourth quarter of 2013 acquisition-related expenses, operating income for Energy Services declined to $2.9 million as compared to $4.7 million in 2013, which reflected the margin compression on the mix of revenue activities towards the downstream market and due to the investments being made to support the business.

Now let me touch on two items affecting the segment operating expense for Infrastructure Solutions and Energy Services. We announced in the third quarter the possibility of establishing reserves for certain accounts receivable currently in dispute or litigation.

During the fourth quarter, we made the determination to reserve $7.5 million relating to several specific balances that have been outstanding for multiple years and were in some form of dispute. While our assessment as to the likelihood of prevailing in the dispute resolution has not changed, we believe the negotiated settlement for certain of the balances would be in our best interest, as it would avoid significant future legal expenses and significant time distractions for our personnel and our management.

The second item relates to the escrow account created for the Brinderson acquisition. Settlement was reached with the seller on recovery of certain clients that originated prior to Aegion's acquisition. Since we are outside the window of purchase accounting, the escrow settlement reduced operating expenses for Energy Services by $4.5 million.

The net effect of both the fourth quarter GAAP EPS - on GAAP EPS - was a negative $0.04 per diluted share. These 2 items affect the segment reporting but not the non-GAAP EPS as shown on Slide 18, which highlights all of the non-GAAP items in the quarter. Obviously, our GAAP effective tax rate for the quarter and for the full year of 2014 was affected by the significant impairment charges and the impacts of restructuring.

On a non-GAAP basis, the effective rate was 24.9 percent for the year, which approximated our expectations. I anticipate a higher effective tax rate in 2015, as we anticipate a higher portion of profits from our U.S. based operations. However, just as we're not giving financial guidance as a whole, it is inappropriate to peg a number today.

In conclusion, we ended 2014 with an improved execution across the majority of our business platforms. We began 2015 on a solid footing across the majority of the sources of our expected revenues as well. Our focus is squarely on improving execution and staying close to our customers to understand the outlook for 2015. And to promote the full value of all the technologies and the services we provide. Aegion's balance sheet and cash position are in good shape. I believe we can even improve the financial health of the business in 2015, despite the headwinds in the oil market.

And that concludes our prepared remarks. I'll turn over the call to the operator to begin the Q&A session.

Operator:
Thank you. Ladies and gentlemen, at this time, if you have a question, please press star then one on your telephone keypad. If your question has been answered or you wish to remove yourself from the queue, please press the pound sign.

Our first question comes from Mike Shlisky from Global Hunter Securities. Your line is now open.

Michael Shlisky:
Good morning, guys. Can you hear me okay? Great. Thanks. Maybe I can just start-off here, quickly by asking about the restructuring benefits, clearly, very solid here in the fourth quarter. Given what we saw in the fourth quarter, though, I mean, is it possible that you might hit the high-end or even higher than your current range here for 2015?

David Martin:	Certainly, we were able to accelerate some of the savings and really more loss-avoidance, we were able to work on wind down projects which accelerated some of the improvement. And certainly we're going to be at the higher-end based on what we've been seeing so far. Really good work by the team.

Michael Shlisky:
Great. I can just ask secondly here, I hope I'm not reading this incorrectly in your slides, are you expecting that half of your upstream business is not going to be there in 2015? Or are you trying to say in your slides that and in your remarks that half of your upstream business could be affected by lower oil prices in 2015?

Charles Gordon:
It's the latter. And remember that we don't have good visibility into the second half of the year. So it's really, our estimate now is that about half of the business will be impacted by - half of the upstream oil and gas business will be impacted by - lower oil prices.

But the challenge that we have is, as I think we said in the press release and the script is that, we reload on orders, particularly in Canada, in the summertime. And it's really hard for us to understand what that's going to look like at this point in time, which is really one of the major factors for not giving guidance. But right now, our expectation would be about half of that business would be impacted.

Michael Shlisky:
OK. OK. And perhaps that leads me to my last question here. Could you at least give us some kind of directional thought at least on the first half of how things might be trending versus the prior year here. Or is it even still too early to even talk about any kind of pinpoint guidance on the first half of the year?

Charles Gordon:
We're not providing guidance for the year and/or the first half. And remember, the way the business falls over the course of the year is that we made about 2/3 of the profitability in the second half in '13 and '14. And really the full year is so dependent on the second half. We like our position going into the year. We've got good backlog position across most of the business. But we're not going to make any comments on guidance either for the half or for the full year.

Michael Shlisky:	OK, great. I will leave it there. I will hop back in the queue. Thanks so much.

Charled Gordon:	Thank you.

Operator:	Our next question comes from the line of Eric Stine from Craig-Hallum. Your line is now open.

Charles Gordon:	Morning, Eric.

Eric Stine:
Good morning, guys. So I won't ask for - around the guidance or thoughts there, but I mean, can you talk about things that you'll be looking for? I mean, those things, I think you mentioned second quarter you'll have more clarity. Just things that will point you and give you more clarity that you'll be able to share with the Street, and then also, some of the large projects, you mentioned the CRTS project or any large projects that will dictate how the year plays out, too?

Charles Gordon:
We'll certainly share that with you. What I look at - we constantly monitor orders across every portion of the business, and we'll continue to do that. I think the defining - part of defining moments for us on how the year is going to come out will be those orders that we get in Canada for the second half of the year. And typically those start coming in, in June, and we see them in June, July and early August. And certainly, as we get into that period, we'll have a much better perspective on the second half of the year. We'll also share with you any large projects that we see.

Typically, large projects have a pretty long lead time. So the project that I mentioned that we're executing in Chile, we actually sold that project in the third quarter of last year, and we're just now starting the execution of the project. So even if we were successful in gaining a large project here over the upcoming months, the actual impact that it would have on 2015 would probably be nominal. OK, we'll certainly share with you as we get more clarity into the year.

Eric Stine:	Got it. Maybe just turning to Energy Services and Brinderson. I know that on the last call, you had targeted a number of large contact - contract renewals. Looks like - well, I'm curious where those stand and I would assume that's part of the weakness you're seeing or the push out in some of the work.

Charles Gordon:
Actually, what happened was, we renewed the large projects that we thought we would. The issue that we have at Brinderson is a lot of the upstream work, in particular, we have time and material type contracts over multi-years. And that one of the challenges that we had this year is we had to reflect the fact, there's just going to be less work in the upstream, and so we adjusted the backlog, accordingly.

But we have not been unsuccessful in any of the renewals. And right now, we have full maintenance contracts of the 11 refineries on the West Coast and all those are under multi-year contracts, and we feel very good about the downstream business, certainly, going forward in 2015. We also expect to have a much stronger turnaround year in 2015 than we had in '14.

Eric Stine:	OK. I appreciate that. And then last thing just on CIPP in North America. In the past you provided good commentary on what you think the mix is there large versus small diameter.

Charles Gordon:
It's interesting, if you watch that market year-over-year, it's about 80 percent small diameter. It's about 20 percent larger diameter - mid-diameter and large diameter. And the interesting thing and I think what our team has gotten really good at is executing across the whole product line. We do very well with small diameter as well as large diameter. But the mix year-in and year-out, it might vary a couple of percentage points, and it's hard to predict it. But it's generally 80 percent small diameter, year-in and year-out, doesn't change much.

Eric Stine:	OK, thanks a lot.

Operator:	Thank you. Our next question comes from Craig Bibb from CJS Securities. Your line is now open.

Craig Bibb:	Hi, Chuck. How are you guys doing?

Charles Gordon:	I'm doing well. How are you, Craig?

Craig Bibb:	Good. The gross margin expansion, the CIPP business was tremendous. Can you give us a little more detail on how you got there? I know you said execution?

Charles Gordon:
I think, first of all, I really complement the North America team. They've just done a fantastic job of managing their crews. And so the productivity of our crews is really what's driven the margin enhancement. That team is performing at a high level and the way they schedule crews and the way they manage that business, overall, right now is fantastic.

And I would say the main portion of the margin enhancement has come from the productivity of the crews, both in terms of being - working more, but also getting more done a lot on each project everyday. So it's been a really good story for us over the last couple of years.

Craig Bibb:	OK. That sounds sustainable. There's nothing one time in there, this is …

Charles Gordon:
No. I think we have a 5-year initiative through 2020, or that team does, to continue to improve their crew productivity. And we see that as a continuous improvement project at the - in the business, and we expect to continue to see productivity improvements.

Craig Bibb:	OK. And then how far into - seems like you're integrating the sales process for Fyfe/Fibrwrap. Are we in like the first or second inning of that or …?

Charles Gordon:
I would say we're in the second inning. We have, like I mentioned in my script, we had a large meeting in Florida with the sales team and the management team, and spent a lot of time on cross-selling issues across the whole company. I think where we're at that this point is, I think the Insituform sales force is looking hard for all the municipal opportunities for pressure pipe that are out there.

And remember, the relationships that, that group has across the country are tremendous. And so that's a nice additional project for that team of very experienced salespeople.

And then on the non-municipal side, we keep refining and developing our sales organization to go after those markets. I think the combination of the Fyfe technology, with the rigor and the structure that we have at Insituform just creates overall a really nice platform for Fyfe's grow off of. I'm really excited to watch the results. But I would say, we're still early. It's probably the second inning, maybe the bottom of the second.

Craig Bibb:
OK. And then in Corrosion Protection, you have a very large project in Chile, but it sounds like you're mainly winding down in the Middle East. Is that how we should look at it or is there other projects …

Charles Gordon:
We have - we still have some smaller onshore projects that we're doing in the Middle East, but the large Wasit project is concluding. And we'll certainly be - have a minor impact on Q1 results, but the large project that will be the bulk of that business this year will be the onshore project in Chile.

Craig Bibb:	OK, good. But could there be any wind down costs or anything?

Charles Gordon:	We don't expect any. We think we've done the project accounting correctly, and we don't expect any wind down costs - significant wind down costs.

Craig Bibb:	But United Pipeline, could you give us - is there an issue there? Are they losing share? What's kind of - little bit more detail.

Charles Gordon:
I don't think we've lost share. We had a - remember that the business executed a very large project in Morocco in '12 and in going into '13. And we certainly expanded a lot of executive energy on that project. I think we're back now to the basics of the business where we're looking for every possible project we can find. And we think that we'll do very well. But again, it's going to be based on what the market provides us. And as you may well be aware, a lot of that business is upstream related and potentially will have an impact from the low oil prices.

Craig Bibb:
Now, one last one on acquisitions. Is there areas that you're looking and is it - you realize maybe an improvement in ROIC before you did the acquisitions might be looked upon unfavorably by some of your investors? Or how would you …

Charles Gordon:
Certainly, our acquisition strategy going forward - and I want to reemphasize, this is going to be based on doing bolt-ons and tuck-ins within the existing segments. What we're not looking to create a large new segment out there in a space that we potentially don't understand, as well as we would like. So we're going to do acquisitions, but they will be in - will be tuck-ins within the current segments and in space that we understand really well.

The beauty of doing the bolt-on acquisitions is, hopefully, we'll provide - they'll provide the synergy and the leverage that we need to maintain a good return on invested capital. The goal for 10 percent is actually outside of acquisitions, but we understand the over the medium- to long-term here, we have to have our ROIC above our cost of capital. And that's going to be a very challenging task for the management team. It's one that we're certainly focused on.

Craig Bibb:	Thanks a lot.

Operator:	Thank you. Our next question comes from Noelle Dilts from Stifel. Your line is now open.

Noelle Dilts:	Thanks. Good morning, guys.

Charles Gordon:	Hi, Noelle.

David Martin:	Good morning.

Noelle Dilts:
Understanding you're not giving guidance, I was hoping you could maybe just speak to how you're thinking about, whether here early in the year, it sounds like maybe fourth quarter weather was a little bit better, overall, than those preceding. Wondering if that's what you thought, and how you're looking at first quarter weather, particularly as it relates to CIPP?

Charles Gordon:
Sure. And certainly, that's a great question. Certainty, we've had weather impact along the East Coast and in the Northeast. I don't think that anybody watching the weather in the U.S. would be surprised to anybody.

What I would say is that as we look at the first quarter, March is really the month that counts. And we - I would say to date, that we've been impacted by weather but not in a particularly unusual way. And I think if we have good weather in March, we'll come out of the quarter in good shape. Obviously, if the weather is bad, it's going to have a negative impact on the business. But I would say to date it's what we expect.

Noelle Dilts:
And then you've spoken about a bit, but I really wanted to go back to the Canadian midstream market and digging a little bit more on kind of where you're concerned about seeing weakness. However, it suggests that there are lot of long-haul mainline projects that are out there, that look like they could move forward this year, so is it on the long-haul project for you a little bit more concerned or maybe some of the small- to medium-sized infrastructure?

Charles Gordon:
Maybe, it's more of the latter. We do a significant amount of work up there in small diameters, both Bayou and UPS. And that's really where the concern is. Noelle, I think the large transmission projects that you're referring to seem like they are on track and are going to occur. So it's really more on the smaller diameter side.

Noelle Dilts:	OK. And then quickly, could you just - with Bayou some of the delays you referenced, can you talk about if those are onshore and what you're seeing in the offshore market?

Charles Gordon:
So we have - we stay on track - on top of the Gulf of Mexico in particular. There are several project there that are positioned to come into the market, I would say, beginning next year. So far, we haven't seen those projects be - certainly, haven't seen them be canceled or really even postponed. But I'm not sure we're going to know that until they get a little bit closer. But we - the ones that we track appear like they're moving forward and we're in active discussions on several large projects in the Gulf. But again, that's an area where we'll see what kind of commitment the company's make when the - when it's time to finally approve the project and kick it off.

Noelle Dilts:	Great. Thank you.

Operator:	Thank you. Our next question comes from John Rogers from Davidson. Your line is now open.

Charles Gordon:	Hi, John.

John Rogers:	Hi. Good morning. A couple of things. First of all, can you comment, at all, about capital spending plans for 2015?

Charles Gordon:
Sure. Obviously, capital spending is an area that we manage very carefully. We've budgeted capital spending to be similar to what it was in 2013, but we also, that's an area that we will certainly manage and adjust as required as we go through the year.

John Rogers:
OK. And then, Chuck, just as it relates to the refinery business, particularly the impact of the strikes there. In terms of the Brinderson business there, is it - when those plans are out on strike, are you off the site? Or is it a question of just slowing the operations down and …?

(Crosstalk)

Charles Gordon:
It's the latter. The 2 refineries that are being - where the strikes are at, that we have maintenance activities, those refineries are operated by the USW. And our maintenance workers are also USW, but they're different locals. And so what happens is the management team continues to operate the refinery and we continue to do maintenance in the refinery, although at a reduced level. I would say, it's a moderate impact on those 2 refineries where the strikes are occurring.

John Rogers:	OK. I just wanted to understand that.

Charles Gordon:	Now, obviously, we hope that the strikes don't spread and that the companies are able to come to a good resolution with the USW.

John Rogers:
OK. And then on the Insituform or the Infrastructure Solutions businesses, you gave us a backlog year-over-year, but just so I understand it, if you have - how does that progress through the year in these new segments? Is it up substantially from the fourth quarter?

Charles Gordon:
It's up versus last year. What was interesting last year, as I looked at orders, is that we had real high orders in Q4 of 2013. The orders were a little lighter in Q4 2014. But what's happened is Q1 of 2015 has been really strong. So I think it's just a little bit of timing issue there. Overall, we expect the bid opportunities for Insituform in North America to be up above 5 percent versus what they were in 2014 this year.

John Rogers:
OK. And then the last thing is, Chuck, I mean, now that you're, hopefully, pretty well settled in and everything - and you commented on acquisitions. But as far as what about divestitures, anything else, I mean, wholesale, that you would look at and thinking about …

Charles Gordon:
Right. Well, I'll make a couple of comments on that. The first thing is the answer is, no, we don't have any intention now divesting any portion of the business. But I what would say is that our strategy is going to be a continuous process. And certainly, as we've demonstrated in the past, we're willing to exit businesses and will exit businesses if we think that they don't support the company strategy over the long run.

And I think Aegion's done a reasonable job with that in the past and I think you certainly saw in Q4 we've exited the Asian markets for actually for contracting, just because we came to the conclusion that we couldn't get the returns that we wanted in those markets.

So while we don't have any - we don't have anything that we're looking to divest at this point in time, if over time that could and probably will change as our strategy continues to evolve.

John Rogers:	Alright. Thanks very much.

Operator:	Thank you. Ladies and gentlemen, if you have a question, a reminder that’s star and then one.

Our next version comes from David Rose from Wedbush Securities. Your line is now open.

Charles Gordon:	Good morning, David.

David Rose:
Good morning, all. Congratulations on the operating progress. I was hoping maybe we can kind of maybe bridge the numbers a little bit in that you won't provide guidance and I understand that. But maybe starting with Wasit, how much did Wasit contribute in earnings in Q4, ballpark?

Charles Gordon:	The actual profitability was probably under $1 million.

David Rose:
OK. And then if you think about the FX headwinds for '15, what would you quantify them? I mean, if you kind of look across the board where currency was either at year-end or at today, how much would impact on '15?

Charles Gordon:
I think the first thing I'd say is that we certainly have headwinds across the business. A lot of the Corrosion Protection profitability was actually delivered late in the year. And obviously, the exchange rate has started to fall by that time. But as we're looking at the business today, there's probably $3 million to $5 million of headwinds that kind of number out there.

David Rose:	OK. On an operating basis, pretax?

Charles Gordon:	Yes.

David Martin:	Yes.

David Rose:	OK.

David Martin:	Obviously, David, if the exchange rates hold where they are.

Charles Gordon:	Right, that would be based on current exchange rates obviously.

David Martin:	Right.

David Rose:
That's fair. And then on the operating margin in Brinderson, was about 60 percent of Q3 levels. What's your expectation for the remainder of the year given where we are today? And does that start to erode given pricing pressure? Or did we just start at baseline?

Charles Gordon:
I think you'll see some erosion in that upstream market because of pricing pressure. The downstream, we've got long-term contracts there. We don't expect any erosion in that portion of the business. But I think on the upstream, I don't think it'll be significant, but I think you will see some erosion in the upstream margins just because of the work volume, overall, is down and everybody is chasing it.

David Rose:	OK. And then in a positive column, aside from the benefits of restructuring, the profits in Chile, how much of a benefit would you say, roughly, on margin level?

Charles Gordon:	I'm sorry, I didn't understand you. Would you repeat the question?

David Rose:	Sure. On the positive side, what would be a tailwind for you is the CRTS project in Chile? What would your ballpark be in terms of contribution for that?

David Martin:
I would say that, overall, for the CRTS business as I assume you're talking about, we would see, overall, similar levels of profitability year-over-year. Obviously, we had a higher-margin project going on last year, but we actually have a little bit more volume this year with this project as well. So I don't consider it to be a big change.

David Rose:
OK, right. And then the last one, if you would, please. On the Bayou, I think more updates on the product that’s postponed and the pipe sitting in an inventory, you were going to, hopefully, provide some commentary. I know last quarter you mentioned it.

Charles Gordon:
It's interesting, I was down at Bayou earlier this week and there's a lot of 36-inch diameter on that yard down there, and we received about half of it. The other half is still coming in. And I don't really have a good update - the owner of the pipe, I think will either execute their project or they'll sell the pipe. But either way, with the amount of pipe that's sitting there, we are positioned very well to coat that pipe. And we're excited about that potential opportunity. But I don't have any real update other than to tell you about half the pipes been unloaded and other half is on the water and will be unloaded over the course of the rest of the quarter.

But, man, that's a lot of pipe. It's 200 miles of 36-inch pipe, if you can imagine that in 40-foot in length, what that looks like.

David Rose:	I appreciate it. Thank you very much.

Operator:	Thank you. I'm not showing any further questions. I'd like to turn the call back over to Chuck for closing remarks.

Charles Gordon:
Thank you. And thanks to all of you, for joining us. A couple of comments I'd make. I'm extremely proud of the organization, the way it performed in Q4. Obviously, we went through a reorganization, we went through a restructuring, there's a lot of noise around those kind of activities.

Frankly, I'm glad, I'm glad we're moving past that. We're going to be able to focus 100 percent on the business, but I was really proud of the way the organization responded and kept their eye on the ball as we went through the quarter.

I'm very excited about the business longer term. I think we're in the right market. I think we've got the right strategies. Certainly, low oil prices this year are going to provide a headwind for us, but long-term, I remain very optimistic about the business, and I'm very excited about it.

So I appreciate your participation on the call, and we look forward the individual calls from you over the course of the next couple of days. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone, have a good day.

END